Exhibit 3.9

CERTIFICATE OF FORMATION

OF

CLEVELAND RANGE, LLC

Under Section 18-201 of the Delaware Limited Liability Company Act

First: The name of the limited liability company is CLEVELAND RANGE, LLC (the “Company”).

SECOND: The address, including street, number, city and county of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the company in the State of Delaware at such address is Corporation Service Company

THIRD: The formation of the Company shall be effective as of September 29, 2002.